Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

September 12, 2006

Seagate Technology

Seagate Technology HDD Holdings

P.O. Box 309GT

Ugland House, South Church Street

George Town, Grand Cayman

Cayman Islands

Ladies and Gentlemen:

We have acted as counsel to Seagate Technology (the “Guarantor”) and Seagate Technology HDD Holdings (the “Company”), each an exempted limited liability company incorporated under the laws of the Cayman Islands, in connection with the registration statement on Form S-3 (the “Registration Statement”) filed by the Company and the Guarantor with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) debt securities of the Company (the “Debt Securities”) and (ii) guarantees of the Guarantor to be issued in connection with the Debt Securities (the “Guarantees”). The Debt Securities and the Guarantees are hereinafter referred to collectively as the “Securities”. The Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the “Prospectus”) and supplements to the Prospectus (the “Prospectus Supplements”) and pursuant to Rule 415 under the Securities Act.

The Debt Securities and the Guarantees will be issued under an Indenture (the “Indenture”) among the Company, the Guarantor and U.S. Bank National Association, as Trustee (the “Trustee”).

We have examined the Registration Statement and a form of the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantor.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

We also have assumed that, at the time of execution, authentication, issuance and delivery of the Debt Securities, the Indenture will be the valid and legally binding obligation of the Trustee.

We have assumed further that (1) at the time of execution, authentication, issuance and delivery of the Indenture, the Debt Securities and the Guarantee, the Indenture will have been duly authorized, executed and delivered by each of the Company and the Guarantor in accordance with its memorandum and articles of association and the laws of the Cayman Islands; (2) execution, delivery and performance by the Company and the Guarantor of the Indenture, the Debt Securities and the Guarantee will not violate the laws of the Cayman Islands or any other applicable laws (excepting the law of the State of New York and the federal laws of the United States); (3) execution, delivery and performance by the Company and the Guarantor of the Indenture, the Debt Securities and the Guarantee do not constitute a breach or violation of any agreement or instrument that is binding upon the Company or the Guarantor; and (4) each of the Company and the Guarantor is validly existing under the laws of the Cayman Islands.

Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that:

1.        With respect to the Debt Securities, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of any Debt Securities, the terms of the offering thereof and related matters by the Board of Directors of the Company, a duly constituted and acting committee of such Board or duly authorized officers of the Company (such Board of Directors, committee or authorized officers being referred to herein as the “Company Board”) and (b) the due execution, authentication, issuance and delivery of such Debt Securities, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Company Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement, such Debt Securities will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2.        With respect to the Guarantees, assuming (a) the taking of all necessary corporate action to approve the issuance and terms of the Guarantees and related matters by the Board of Directors of Parent, a duly constituted and acting committee of such Board or duly authorized officers of Parent (such Board of Directors, committee or authorized officers being referred to herein as the “Parent Board”), (b) the due execution, authentication, issuance and delivery of the Debt Securities underlying such Guarantees, upon payment of the consideration therefor provided for in the applicable definitive purchase, underwriting or similar agreement approved by the Parent Board and otherwise in accordance with the provisions of the applicable Indenture and such agreement and (c) the due issuance of such Guarantees, such Guarantees will constitute valid and legally binding obligations of the Guarantor enforceable against the Guarantor in accordance with their terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

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